Exhibit 10(ii)(d)

                             BANK OF NORTH CAROLINA
                          SALARY CONTINUATION AGREEMENT

         This SALARY CONTINUATION AGREEMENT (this "Agreement") is made and entered into as of this 21st day of July, 2006, by and between Bank of North Carolina, a North Carolina-chartered commercial bank (the "Bank"), and Ralph N. Strayhorn III, of the Bank (the "Executive").

         WHEREAS, the Executive is expected to contribute substantially to the success of the Bank and its parent company, BNC Bancorp, a North Carolina corporation, and the Bank desires that the Executive continue in its employ,

         WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, payable out of the Bank's general assets, and

         WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned.

         NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    ARTICLE 1
                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified.

         1.1 "Accrual Balance" means the liability that should be accrued by the Bank under generally accepted accounting principles ("GAAP") for the Bank's obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody's, rounded to the nearest 1/4%. The initial discount rate is 6.50%. However, the Plan Administrator, in its sole discretion, may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

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         1.2      "Beneficiary" means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined according to Article 4.

         1.3 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

         1.4 "Change in Control" shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion on the part of the Plan Administrator or any other person -

                  (a) Change in Ownership: a change in ownership of BNC Bancorp occurs on the date any one person or group accumulates ownership of BNC Bancorp's stock constituting more than 50% of the total fair market value or total voting power of BNC Bancorp's stock,

                  (b) Change in Effective Control: (1) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of stock of BNC Bancorp possessing 35% or more of the total voting power of BNC Bancorp's stock, or (2) a majority of BNC Bancorp's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of BNC Bancorp's board of directors, or

                  (c)      Change in Ownership of a Substantial Portion of
         Assets: a change in the ownership of a substantial portion of BNC Bancorp's assets occurs on the date any one person, or more than one person acting as a group, acquires assets from BNC Bancorp having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of BNC Bancorp immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of BNC Bancorp's assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

         For purposes of paragraphs (a) through (c) of this Section 1.4, persons shall be considered to be acting as a group if they would be considered to be acting as a group under Internal Revenue Code section 409A and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

         1.5      "Code" means the Internal Revenue Code of 1986, as amended.

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         1.6      "Disability" means, because of a medically determinable
physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (a) the Executive is unable to engage in any substantial gainful activity, or (b) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration's or provider's determination.

         1.7 "Early Termination" means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination for Cause.

         1.8      "Effective Date" means July 21, 2006.

         1.9 "Intentional," for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive's part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

         1.10     "Normal Retirement Age" means the Executive's 65th birthday.

         1.11 "Plan Administrator" or "Administrator" means the plan administrator described in Article 7.

         1.12 "Plan Year" means a twelve-month period commencing on January 1 and ending on the last day of December of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

         1.13 "Separation from Service" means the Executive's service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive's death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive's Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

         1.14 "Termination for Cause" and "Cause" shall have the same definition specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive's employment because of -

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                  (a)      the Executive's gross negligence or gross neglect of
         duties or intentional and material failure to perform stated duties after written notice thereof, or

                  (b) disloyalty or dishonesty by the Executive in the performance of his duties, or a breach of the Executive's fiduciary duties for personal profit, in any case whether in his capacity as a director or officer, or

                  (c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgment of the Bank causes material harm to the Bank or affiliates, or

                  (d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank's judgment, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

                  (e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank's blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

                  (f) the Executive is removed from office or permanently prohibited from participating in the Bank's affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

                  (g) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

                                    ARTICLE 2
                                LIFETIME BENEFITS

         2.1 Normal Retirement Benefit. Unless Separation from Service occurs before Normal Retirement Age or unless the Change-in-Control benefit shall have previously been paid under Section 2.4, when the Executive attains Normal Retirement Age the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement. If the Executive's Separation from Service thereafter is a Termination for Cause or if this Agreement terminates under Article 5, no further benefits shall be paid.

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         2.1.1    Amount of Benefit. The annual benefit under this Section 2.1 is $110,000.

         2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the Executive attains Normal Retirement Age. The annual benefit shall be paid to the Executive for his lifetime.

         2.2 Early Termination Benefit. Unless the Change-in-Control benefit shall have previously been paid under Section 2.4, after Early Termination the Bank shall pay to the Executive the benefit described in this
Section 2.2 instead of any other benefit under this Agreement.

         2.2.1 Amount of Benefit. Subject to Section 2.2.3, the benefit under this Section 2.2 is the vested Early Termination annual benefit amount set forth in Schedule A for the Plan Year ending immediately before the date on which Separation from Service occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).

         2.2.2 Payment of Benefit. Subject to Section 2.2.3, beginning with the later of (a) the seventh month after the Executive's Separation from Service, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age, the Bank shall pay the Early Termination benefit to the Executive in 12 equal monthly installments on the first day of each month for his lifetime.

         2.2.3 Lump-sum Payment If the Accrual Balance Is $150,000 or Less. If the vested Accrual Balance on the date of the Executive's Separation from Service is $150,000 or less, the benefit under
                  Section 2.2 shall consist of the vested Accrual Balance, which shall be paid by the Bank in a single lump sum on the first day of the seventh month after the Executive's Separation from Service.

         2.2.4 Vesting. The Executive shall be considered 40% vested in the Early Termination benefit on the Effective Date of this Agreement. If the Executive remains in the full-time employment of the Bank, the Executive shall be considered 60% vested on the first anniversary of the Effective Date of this Agreement, 80% vested on the second anniversary, and 100% vested on the third anniversary.

         2.3 Disability Benefit. Unless the Change-in-Control benefit shall have previously been paid under Section 2.4, for Separation from Service because of Disability before the Normal Retirement Age the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

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         2.3.1    Amount of Benefit. Subject to Section 2.3.3, the benefit under this Section 2.3 is the Disability annual benefit amount set forth in Schedule A for the Plan Year ending immediately before the date on which Separation from Service occurs
                  (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1).

         2.3.2 Payment of Benefit. Subject to Section 2.3.3, beginning with the later of (a) the seventh month after the Executive's Separation from Service, or (b) the month immediately after the month in which the Executive attains the Normal Retirement Age, the Bank shall pay the Disability benefit to the Executive in 12 equal monthly installments on the first day of each month for his lifetime.

         2.3.3 Lump-sum Payment If the Accrual Balance Is $150,000 or Less. If the Accrual Balance on the date of the Executive's Separation from Service is $150,000 or less, the benefit under
                  Section 2.3 shall consist of the Accrual Balance, which shall be paid by the Bank in a single lump sum on the first day of the seventh month after the Executive's Separation from Service.

         2.4 Change-in-Control Benefit. If a Change in Control occurs after the date of this Agreement but before Normal Retirement Age and before Separation from Service, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement and the Bank shall exercise its discretion to terminate this Agreement.

         2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the greater of (a) the vested Accrual Balance when the Change in Control occurs or (b) $600,000, in either case without discount for the time value of money.

         2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Change in Control. Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under Section 8.13.

         2.5 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in the Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

         2.6 One Benefit Only. Despite any contrary provision of this Agreement, the Executive and Beneficiary are entitled to one benefit only under
Article 2 of this Agreement, which shall be determined by the first event to occur that is dealt with by Article 2 of this Agreement. Subsequent occurrence of events dealt with by this Article 2 shall not entitle the Executive or the Executive's Beneficiary to other or additional benefits under Article 2.

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         2.7      Savings Clause Relating to Compliance with Code Section 409A.
Despite any contrary provision of this Agreement, if when the Executive's employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of (a) the date that is at least six months after termination of the Executive's employment for reasons other than the Executive's death, (b) the date of the Executive's death, or (c) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code section 409A.

                                    ARTICLE 3
                                 DEATH BENEFITS

         3.1 Death Before Separation from Service. If the Executive dies before Separation from Service, the Executive's Beneficiary shall be entitled to
(a) an amount in cash equal to the vested Accrual Balance existing at the time of the Executive's death, unless the Change-in-Control benefit shall have previously been paid to the Executive under Section 2.4, and (b) the benefit described in the Split Dollar Agreement and Endorsement attached to this Agreement as Addendum A. No benefit shall be paid under clause (a) if the Change-in-Control benefit shall have previously been paid to the Executive under
Section 2.4. If a benefit is payable to the Executive's Beneficiary under clause
(a), the benefit shall be paid in a single lump sum no later than 90 days after the date of the Executive's death. However, no benefits under this Agreement or under the Split Dollar Agreement and Endorsement shall be paid or payable to the Executive, the Executive's Beneficiary, or the Executive's estate if this Agreement is terminated according to Article 5.

         3.2 Death after Separation from Service. If the Executive dies after Separation from Service and if Separation from Service was not a Termination for Cause, the Executive's Beneficiary shall be entitled to an amount in cash equal to the vested Accrual Balance remaining at the time of the Executive's death, which shall be paid in a single lump sum no later than 90 days after the date of the Executive's death. If Separation from Service occurred after Normal Retirement Age and Separation from Service was not a Termination for Cause, the Executive's Beneficiary shall also be entitled to the benefit described in the Split Dollar Agreement and Endorsement. However, no benefits under this Agreement or under the Split Dollar Agreement shall be paid or payable to the Executive, the Executive's Beneficiary, or the Executive's estate if this Agreement is terminated according to Article 5.

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                                    ARTICLE 4
                                  BENEFICIARIES

         4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

         4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive's death.

         4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

         4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

         4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

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                                   ARTICLE 5
                               GENERAL LIMITATIONS

         5.1 Termination for Cause. Despite any provision of this Agreement to the contrary, the Executive and the Executive's Beneficiary shall be entitled to no benefit under this Agreement and this Agreement shall terminate if Separation from Service is a result of Termination for Cause. Likewise, no benefit shall be payable to the Executive's Beneficiary under the Split Dollar Agreement and Endorsement attached to this Agreement as Addendum A, and the Split Dollar Agreement and Endorsement also shall terminate, if Separation from Service is a result of Termination for Cause.

         5.2 Suicide or Misstatement. No benefits shall be paid under this Agreement or under the Split Dollar Agreement and Endorsement if the Executive commits suicide within two years after the Effective Date of this Agreement or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank, on any application for life insurance purchased by the Bank, or on any application for benefits provided by the Bank.

         5.3 Removal. Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Bank's affairs by an order issued under section 8(e)(4) or
(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

         5.4 Default. Despite any contrary provision of this Agreement, if the Bank is in "default" or "in danger of default", as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

         5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

         6.1 Claims Procedure. Any person who has not received benefits under this Agreement that he or she believes should be paid (the "claimant") shall make a claim for benefits as follows.

         6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

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         6.1.2    Timing of Administrator Response. The Administrator shall
                  respond to the claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

         6.1.3 Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of the denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

                  (a)      The specific reasons for the denial,

                  (b) A reference to the specific provisions of this Agreement on which the denial is based,

                  (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                  (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and

                  (e) A statement of the claimant's right to bring a civil action under ERISA section 502(a) after an adverse benefit determination on review.

         6.2 Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows.

         6.2.1 Initiation - Written Request. To initiate the review, the claimant must file with the Administrator a written request for review within 60 days after receiving the Administrator's notice of denial.

         6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Administrator shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

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         6.2.3    Considerations on Review. In considering the review, the
                  Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

         6.2.4 Timing of Administrator Response. The Administrator shall respond in writing to the claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

         6.2.5 Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a)      The specific reasons for the denial,

                  (b) A reference to the specific provisions of the Agreement on which the denial is based,

                  (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

                  (d) A statement of the claimant's right to bring a civil action under ERISA section 502(a).

                                    ARTICLE 7
                           ADMINISTRATION OF AGREEMENT

         7.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

         7.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

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         7.3      Binding Effect of Decisions. The decision or action of the
Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

         7.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

         7.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Amendments and Termination. Subject to Section 8.15 of this Agreement, this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and except for termination occurring under
Article 5 or Section 2.4 this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

         8.2 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

         8.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

         8.5 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank's business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement if no such succession had occurred.

         8.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         8.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

         8.8 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

         8.9 Entire Agreement. This Agreement and the Split Dollar Agreement and Endorsement attached to this Agreement as Addendum A constitute the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth.

         8.10 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect.

         8.11 Headings. Headings are included herein solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

         8.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the board of directors, Bank of North Carolina, 831 Julian Avenue, P.O. Box 1148, Thomasville, North Carolina 27361-1148.

         8.13 Payment of Legal Fees. The Bank is aware that upon the occurrence of a Change in Control, management of the Bank may cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Bank to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Bank that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if after a Change in Control it appears to Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable or instituted any litigation or other legal action designed to deny, diminish or to recover from, Executive the benefits intended to be provided to Executive hereunder, the Bank irrevocably authorizes Executive from time to time to retain counsel of his choice at the Bank's expense as provided in this Section 8.13, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. The fees and expenses of counsel selected from time to time by Executive as herein above provided shall be paid or reimbursed to Executive by the Bank on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with such counsel's customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank's obligation to pay the Executive's legal fees provided by this Section 8.13 operates separately from, and in addition to, any legal fee reimbursement obligation the Bank or the Bank's parent BNC Bancorp may have with the Executive under a severance or employment agreement by and among the Executive, the Bank, and BNC Bancorp. Anything in this Section 8.13 to the contrary notwithstanding however, the Bank shall not be required to pay or reimburse the Executive's legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

         8.14 Internal Revenue Code Section 280G Gross Up. (a) Additional Payment to Account for Excise Taxes. If as a result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with the Bank or its affiliates (together, the "Total Benefits"), and if any of the Total Benefits will be subject to the Excise Tax as set forth in sections 280G and 4999 of the Internal Revenue Code of 1986 (the "Excise Tax"), the Bank shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under section 4999 of the Internal Revenue Code (the "Excise Tax Payment"), and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll and excise taxes. Together, the additional amounts described in clauses (1) and
(2) are referred to in this Agreement as the "Gross-Up Payment Amount."

         Calculating the Excise Tax. For purposes of determining whether any of
         --------------------------
the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

         (1)      Determination of "Parachute Payments" Subject to the Excise
                  Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's Termination of Employment (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Bank, any person whose actions result in a Change in Control, or any person affiliated with the Bank or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Bank as of the date immediately before the Change in Control (the "Accounting Firm") such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess of the "base amount" (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

         (2) Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

         (3) Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

         Assumed Marginal Income Tax Rate. For purposes of determining the
         --------------------------------
amount of the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

         Return of Reduced Excise Tax Payment or Payment of Additional Excise
         --------------------------------------------------------------------
Tax. If the Excise Tax is later determined to be less than the amount taken into
---
account hereunder when the Executive's employment terminated, the Executive shall repay to the Bank - when the amount of the reduction in Excise Tax is finally determined - the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA, and Medicare withholding taxes and/or a federal, state, or local income tax deduction).

         If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive's employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Bank shall make an additional Gross-Up Payment Amount to the Executive for that excess (plus any interest, penalties, or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

         (b) Responsibilities of the Accounting Firm and the Bank. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions
---------------------------------------------------
of Section 8.14(a), all determinations required to be made under this Section 8.14(b) - including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the "Determination") - shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after receipt of notice from the Bank or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank.

         Fees and Expenses of the Accounting Firm and Agreement with the
         ---------------------------------------------------------------
Accounting Firm. All fees and expenses of the Accounting Firm shall be borne
---------------
solely by the Bank. The Bank shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

         Accounting Firm's Opinion. If the Accounting Firm determines that no
         -------------------------
Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

         Accounting Firm's Determination Is Binding; Underpayment and
         ------------------------------------------------------------
Overpayment. The Determination by the Accounting Firm shall be binding on the
-----------
Bank and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Bank ("Underpayment"), or that a Gross-Up Payment Amount will be made that should not have been made by the Bank ("Overpayment"). If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Bank to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax according to
Section 8.14(a), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Bank. Provided that his expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

         Accounting Firm Conflict of Interest. If the Accounting Firm is serving
         ------------------------------------
as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term "Accounting Firm" as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this paragraph).

         8.15 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 8.15 shall become null and void effective immediately upon a Change in Control.

         IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this Salary Continuation Agreement as of the date first written above.

EXECUTIVE:                                   BANK:
                                             BANK OF NORTH CAROLINA
/s/ Ralph N. Strayhorn III
----------------------------------
Ralph N. Strayhorn III
                                             By:    /s/ W. Swope Montgomery, Jr.
                                                    ----------------------------
                                                    W. Swope Montgomery, Jr.
                                             Title: President and
                                                    Chief Executive Officer

                             BENEFICIARY DESIGNATION
                             BANK OF NORTH CAROLINA
                          SALARY CONTINUATION AGREEMENT

                             RALPH N. STRAYHORN III

         I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
Contingent:
           ---------------------------------------------------------------------

--------------------------------------------------------------------------------

         Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

         I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

                 Signature:
                               --------------------------------
                               Ralph N. Strayhorn III

                 Date:                            , 2006
                               -------------------

         Accepted by the Bank this          day of             , 2006.
                                  ----------      -------------

                 By:
                               --------------------------------

                 Title:
                               --------------------------------

                                   SCHEDULE A
                             BANK OF NORTH CAROLINA
                          SALARY CONTINUATION AGREEMENT

                             RALPH N. STRAYHORN III

                                                                            EARLY
                                                                         TERMINATION
                                                                            ANNUAL           DISABILITY
                                                                           BENEFIT         ANNUAL BENEFIT
                PLAN YEAR      AGE AT                                     PAYABLE AT         PAYABLE AT       CHANGE-IN-CONTOL
                 ENDING         PLAN         ACCRUAL                        NORMAL             NORMAL             BENEFIT
                DECEMBER        YEAR        BALANCE @       PERCENT       RETIREMENT       RETIREMENT AGE      PAYABLE IN A
PLAN YEAR          31,          END         6.50% (1)       VESTED          AGE (2)             (2)             LUMP SUM (3)
----------    ------------    --------    ------------    ---------     --------------    ----------------    ----------------

        1        2006           52                             40%

        2        2007           53                             60%

        3        2008           54                             80%

        4        2009           55                            100%

        5        2010           56

        6        2011           57

        7        2012           58

        8        2013           59

        9        2014           60

       10        2015           61

       11        2016           62

       12        2017           63

       13        2018           64

       14      November         65
                 2019

         (1) Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the end of each month.

         (2) Early Termination and Disability benefits are shown for illustrative purposes only, based on the present value of the current payment stream of the accrual balance using a standard discount rate (6.50%). The Early Termination and Disability benefits shown assume the Executive's Separation from Service occurs more than six months before the Executive's Normal Retirement Age and that the benefit therefore becomes payable beginning in the month after the Executive attains the Normal Retirement Age. If the vested Accrual Balance is $150,000 or less when Early Termination occurs or if the Accrual Balance is $150,000 or less when Separation from Service because of Disability occurs, the Early Termination or Disability benefit will consist of the vested Accrual Balance or the Accrual Balance, payable in a single lump sum in the seventh month after Separation from Service.

         (3) The Change-in-Control benefit is the greater of (a) the vested Accrual Balance when the Change in Control occurs or (b) $600,000, in either case without discount for the time value of money.

         (4) The Executive attains Normal Retirement Age on November 24, 2019. The first monthly normal retirement benefit payment will be made on December 1, 2019.

         If there is a contradiction between the terms of the Agreement and Schedule A concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 of the Agreement, then the actual amount of the benefit set forth in the Agreement shall control. If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A, which shall supersede and replace any and all Schedules A previously prepared under or attached to the Agreement.